Exhibit 23.1

CONSENT OF QUALIFIED PERSON

In connection with the SSR Mining Inc. (the "Company") Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on November 10, 2025 (the “Form 8-K”), the undersigned consents to:

•	the public filing by the Company of the technical report summary titled “Technical Report Summary on the Cripple Creek and Victor Mine, Teller County, Colorado, USA” (the “Technical Report Summary”), with an effective date of July 1, 2025 and dated October 31, 2025, that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, as an exhibit to the Form 8-K;

•	the incorporation by reference of the Technical Report Summary in the Form 8-K, the press release attached as an exhibit to the Form 8-K (the “Press Release”) and in the Company’s Registration Statements on Form S-8 (File Nos. 333-219848, 333-185498, 333-196116, 333-198092, 333-248813, 333-259280, 333-265661, and 333-283912) (collectively, the “Registration Statements”);

•	the use of and references to our name in connection with the Technical Report Summary, the Press Release, the Form 8-K, and the Registration Statements; and

•	any extracts from or a summary of the Technical Report Summary in the Form 8-K, the Press Release and incorporated by reference in the Registration Statements and the use of any information derived, summarized, quoted, or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 8-K, the Press Release and the Registration Statements.

SLR International Corporation is responsible for authoring, and this consent pertains to, the entire Technical Report Summary.

Dated November 10, 2025

SLR International Corporation

 /s/ Grant A. Malensek

Grant A. Malensek, M.Eng., P.Eng.

Global Technical Director - U.S. Mining Advisory